EXHIBIT 99

NewsRelease	[MAGELLAN LOGO]

NYSE: MMP

Date:	April 27, 2004

Contact:	Paula Farrell (918) 573-9233 paula.farrell@magellanlp.com

Magellan Midstream Partners Reports First-Quarter Results

Earnings per Limited Partner Unit Exceed Analyst Expectations

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today announced first-quarter 2004 earnings of 87 cents per limited partner unit. Analyst expectations for the quarter average 71 cents per unit.

Net income for first-quarter 2004 was $25.8 million, or $27.5 million excluding the impact of $0.6 million of transition costs and $1.1 million of reimbursable general and administrative (G&A) charges, compared with $29.1 million in 2003.

Operating profit for first-quarter 2004 was $34.6 million, or $36.3 million excluding the impact of the transition costs and reimbursable G&A, compared with $38.1 million in 2003.

“First-quarter results exceeded our expectations due to stronger than anticipated revenues in each of our operating segments,” said Don Wellendorf, chief executive officer. “The quarter also benefited from the terminals and pipeline acquisitions recently completed, and we expect that benefit to increase in the second quarter.”

A reconciliation of reported operating profit and net income to operating profit and net income excluding transition costs and reimbursable G&A charges accompanies this release. These items do not impact earnings per limited partner unit as the related costs are allocated directly to the general partner.

An analysis of quarter-to-quarter variances by segment is provided below based on operating margin, which is a non-GAAP measure reflecting operating profit before G&A expenses and depreciation. A reconciliation of operating margin to operating profit also accompanies this release.

Petroleum products pipeline system. Pipeline operating margin was $40.2 million, a decrease of $1.0 million. Operating expenses increased between periods primarily due to asset retirements resulting from improvements to a leased terminal that is no longer utilized, less favorable product loss allowances and higher insurance costs. Additional product margin from the refined products management business acquired in July 2003 offset most of the unfavorable expense variance.

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Petroleum products terminals. Terminals operating margin was $13.4 million, a decrease of $2.8 million. The 2003 period benefited from a $3.0 million settlement related to a former customer’s storage contract termination and the sale of excess product overages during a high pricing environment. The negative impact on the quarter-to-quarter comparison of the 2003 favorable items was partially offset by increased operating margin from the recently acquired ownership in 14 inland terminals.

Ammonia pipeline system. Ammonia operating margin was $2.6 million, an increase of $2.0 million, primarily due to significantly increased transportation volumes during the current year. The first-quarter 2003 volumes were unfavorably impacted by unprecedented high prices for natural gas, the primary component in the production of ammonia.

G&A expenses increased $2.4 million in the current quarter primarily because of the $0.6 million in transition costs and $1.1 million of reimbursable G&A charges. The partnership’s ongoing cash G&A expenses are capped under an agreement with the owner of the partnership’s general partner. Expenses above the cap are reimbursed by the owner of the general partner. Therefore, these costs do not impact the partnership’s cash generation or its limited partner earnings per unit.

The partnership also indicated that its previously announced 28-mile pipeline connection to Kansas City Southern’s locomotive fueling facility in Heavener, Oklahoma has been constructed and is expected to be operational by the end of April.

Further, the partnership is in the process of expanding its pipeline capacity at Tulsa, Oklahoma by implementing operational improvements such as new pumping equipment at this strategic location. These enhancements enable the partnership to increase its ability to transport refined petroleum products originating from the Gulf Coast region. The partnership previously announced that it is also constructing an additional 700,000 barrels of storage within its Tulsa facility to further enhance its capacity to store and transport product from the Gulf Coast. The new storage tank is still expected to be in service during the fall of 2004.

Management currently expects earnings for second-quarter 2004 to be approximately 85 cents per unit and is increasing its 2004 annual guidance to $3.50 per limited partner unit. The current guidance incorporates the income allocation between limited partner and general partner interests associated with attaining the partnership’s goal of increasing cash distributions by 10 percent on an annual basis.

An analyst call with management regarding first-quarter 2004 earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 361-0912 and provide code 731454. International callers should dial (913) 981-5559 and provide the same code. Investors also may listen to the call via the partnership’s web site at www.magellanlp.com/investors/calendar.asp.

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Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 3. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 731454. The replay also will be available at www.magellanlp.com.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2004
Transportation and terminals revenues:
Third party	$79,619	$88,930
Affiliate	8,251	—
Product sales revenues:
Third party	31,948	44,214
Affiliate	53	—

Total revenues	119,871	133,144
Costs and expenses:
Operating	33,515	37,000
Environmental	1,797	23,805
Environmental reimbursements	(1,186)	(23,015)
Product purchases	27,818	38,499
Depreciation and amortization	9,379	9,522
Affiliate general and administrative	10,438	12,887

Total costs and expenses	81,761	98,698
Equity earnings	—	120

Operating profit	38,110	34,566
Interest expense	9,031	8,515
Interest income	(526)	(446)
Debt placement fee amortization	547	682

Net income	$29,058	$25,815

Allocation of net income:
Limited partners’ interest	$27,008	$23,874
General partner’s interest	2,050	1,941

Net income	$29,058	$25,815

Basic net income per limited partner unit	$0.99	$0.87

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	27,190	27,390

Diluted net income per limited partner unit	$0.99	$0.87

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	27,318	27,436

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended March 31,
	2003	2004
Petroleum products pipeline system:
Transportation revenue per barrel shipped (cents per barrel)	98.3	97.2

Transportation barrels shipped (million barrels)	52.7	52.8

Barrel miles (billions)	15.8	14.9

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	15.8	15.5

Marine terminal throughput (million barrels)	5.3	5.5

Inland terminal throughput (million barrels)	12.6	20.5

Ammonia pipeline system:
Volume shipped (thousand tons)	47	219

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN

(Unaudited, in thousands)

	Three Months Ended March 31,
	2003	2004
Petroleum products pipeline system:
Transportation and terminals revenues (1)	$64,883	$64,636
Less: Operating expenses (2)	(24,698)	(28,456)
Environmental expenses	(1,797)	(23,488)
Add: Environmental expense reimbursement	1,099	22,704

Transportation and terminals margin	39,487	35,396

Product sales revenues	29,141	42,185
Less: Product purchases	(27,426)	(37,375)

Product margin	1,715	4,810

Operating margin	$41,202	$40,206

Petroleum products terminals:
Transportation and terminals revenues (1)	$21,376	$20,835
Less: Operating expenses (2)	(7,677)	(8,359)
Environmental expenses	—	(150)
Add: Environmental expenses reimbursement	—	150

Transportation and terminals margin	13,699	12,476

Product sales revenues	2,860	2,029
Less: Product purchases	(392)	(1,124)

Product margin	2,468	905

Operating margin	$16,167	$13,381

Ammonia pipeline system:
Total revenues (1)	$1,611	$3,600
Less: Operating expenses (2)	(1,140)	(981)
Environmental expenses	—	(167)
Add: Environmental expenses reimbursement	87	161

Operating margin	$558	$2,613

Segment operating margin	$57,927	$56,200
Add: Allocated corporate depreciation costs	—	655

Total operating margin	57,927	56,855

Less: Depreciation and amortization	(9,379)	(9,522)
Affiliate general and administrative	(10,438)	(12,887)
Add: Equity earnings	—	120

Total operating profit	$38,110	$34,566

(1) Consolidated transportation and terminals revenues for the three months ended March 31, 2004 were $88,930 and consist of segment revenues of $89,071 less intercompany eliminations of $141.

(2) Consolidated operating expenses for the three months ended March 31, 2004 were $37,000 and consist of segment operating expenses of $37,796 less intercompany operating expense eliminations of $141 and depreciation allocations of $655.

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF EARNINGS

EXCLUDING TRANSITION COSTS AND REIMBURSABLE G&A

(In millions, except per unit amounts)

(Unaudited)

Three Months Ended March 31, 2004
Operating Profit:
Operating Profit, as reported	$34.6
G&A Transition Costs—separation from Williams	0.6
Reimbursable G&A	1.1

Total transition costs and reimbursable G&A	1.7

Operating profit excluding transition costs and reimbursable G&A	$36.3

Net Income:
Net income, as reported	$25.8
Items impacting net income but not earnings per unit:
G&A Transition Costs—separation from Williams	0.6
Reimbursable G&A	1.1

Total transition costs and reimbursable G&A	1.7

Net income excluding transition costs and reimbursable G&A	$27.5